Exhibit 3.4

ARTICLES OF ORGANIZATION

OF

DUKE ENERGY INDIANA, LLC

Pursuant to the provisions of the Indiana Business Flexibility Act, Ind. Code § 23-18-1-1, et seq., as amended (the “Act”), the undersigned hereby executes the following Articles of Organization.

ARTICLE I

NAME AND PRINCIPAL OFFICE

The name of the limited liability company is Duke Energy Indiana, LLC (the “Company”).  The address of the principal office of the Company is 1000 East Main Street, Plainfield, Indiana 46168.

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Company is 150 West Market Street, Indianapolis, Indiana 46204, and the name of the registered agent at that office is C T Corporation.  By executing these Articles of Organization, the undersigned represents that the above-named registered agent has consented to its appointment as registered agent.

ARTICLE III

PERIOD OF EXISTENCE

The Company was originally incorporated under the laws of the State of Indiana on September 6, 1941, and is being converted from an Indiana corporation to an Indiana limited liability company.  Upon the effective time of the conversion on January 1, 2016, the Company shall continue without interruption and shall be deemed to have been organized on the date it was originally incorporated.  Its existence shall be perpetual until dissolved as provided in the Company’s Operating Agreement as in effect from time to time (the “Operating Agreement”).

ARTICLE IV

MANAGEMENT

The Company shall be managed by its managers.  The managers shall have such rights, powers and duties as provided in the Act and the Operating Agreement.

[Signature on following page]

IN WITNESS WHEREOF, the undersigned executes these Articles of Organization and verifies, subject to penalties of perjury, that the statements contained herein are true, this 16th day of December, 2015.

/s/Nancy M. Wright
Nancy M. Wright